EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to us under the caption “Experts” in this Registration Statement on Form SB-2 and related Prospectus of Charys Holding Company, Inc. and to the incorporation of our reports dated January 26, 2006 on the financial statements of Method IQ, Inc. appearing in the Prospectus, which is part of this Registration Statement.

CAIN & DAVID, P.C.
/s/ Cain & David, P.C.

Marietta, Georgia
October 9, 2006